SUB-ITEM 77D

The Board of Trustees that oversees the MFS Gemini U.K. Fund, a Series of MFS Series Trust X, has voted to terminate the fund effective January 31, 2005 or as soon thereafter as practicable, as described in the supplement dated December 16, 2004 to the fund's current prospectus, as filed with the Securities and Exchange Commission via EDGAR on December 17, 2004, under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference.